For  Immediate  Release

                      LANTRONIX SELLS PREMISE SOFTWARE UNIT

         SALE TERMS INCLUDE APPROXIMATELY $400,000 IN NET CASH PROCEEDS

IRVINE, CA, MARCH 30, 2004 - Irvine, CA - Lantronix today announced the sale of substantially all of its Premise software unit assets to an undisclosed buyer. Under terms of the sale, the company will receive $1 million in cash for the Premise products and related intellectual property and physical assets. Net cash proceeds, after fees and related restructuring expenses, are expected to be approximately $300,000 to $400,000.

The Premise software product line primarily services home automation and consumer media systems.

Lantronix CEO Marc Nussbaum said, "Exiting this non-core business allows Lantronix to focus its resources on marketing and developing Device Networking and IT Management products and services for the commercial and business markets where demand already exists and there is the potential for rapid adoption. In addition, this action completes the geographical consolidation of our major operating entities into a single site in Irvine, California."

For fiscal year 2003, Premise accounted for less than one percent of the company's total revenues. The Company's cash flow to carry the Premise line has been in the range of $500,000 to $600,000 per quarter over the past several quarters.

     About  Lantronix

     Lantronix, Inc. (Nasdaq: LTRX) is a provider of hardware and software solutions ranging from systems that allow users to remotely manage network infrastructure equipment to technologies that network-enable products and appliances. Lantronix was established in 1989, and its worldwide headquarters are in Irvine, CA. For more information, visit the company on the Internet at www.lantronix.com.
  ---------------

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of the Company that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are urged to read the documents filed by the Company with the SEC, which identify risk factors that could cause actual results to differ materially from the forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: business and economic conditions and growth trends in our industry and target markets, as well as the geographic regions we serve; estimated net cash proceeds from the sale of Premise after fees and related restructuring expenses, and other factors. Although any projections included in this release and the factors influencing them will likely change, the Company undertakes no obligation to update the information. Such information speaks only as of the date of this release.

                                      # # #

Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.


     Lantronix  Media  Contact

     Jim  Kerrigan,  CFO
     Lantronix
     949-453-3990